EXHIBIT 99.9

May 13, 2019

DNB Financial Corporation

4 Brandywine Avenue

Downingtown, PA 19335

Attention: Gerald F. Sopp, Corporate Secretary

Via E Mail

Re: Demand for Inspection of Books and Records

Dear Mr. Sopp:

I am writing to you in response to your letter denying CT Opportunity Partners I LP and Driver Management Company, LLC (together with J. Abbott R. Cooper and John B. Thompson II, “CT Opportunity”) the right to inspect certain corporate books and records of DNB Financial Corporation (together with its subsidiary, DNB First, National Association, “DNBF”) pursuant to Section 1508 of the Pennsylvania Business Corporation Law (the “BCL” and such letter, the “DNBF Letter”). A verified power of attorney appointing me to act on behalf of CT Opportunity is attached hereto as Exhibit A.

CT Opportunity believes that its initial demand to inspect DNBF’s corporate books and records was proper in both form and substance, and that your letter denying access to these materials constitutes yet another pointless attempt to frustrate DNBF shareholders’ exercise of their lawful rights. The significant number of WITHHOLD votes at the most recent annual meeting of DNBF shareholders (the “2019 Annual Meeting”) shows that other DNBF shareholders obviously agree that the current Board is not responsive to shareholders. Ideally, the Board would grant CT Opportunity’s initial, proper request to inspect books and records in the spirit of transparency and constructive engagement. But since the Board has decided not to do so, please accept this letter as a revised demand, on behalf of CT Opportunity, for access to corporate books and records pursuant to Section 1508 of the BCL.

Ownership of DNBF Shares

As publicly disclosed, CT Opportunity collectively owns or manages 279,945 shares, or approximately 6.49% of the issued and outstanding common stock of DNBF, in the applicable amounts set forth on Exhibit B attached hereto. CT Opportunity first filed a Schedule 13D detailing its ownership of DNBF shares on January 17, 2019. CT Opportunity’s ownership of DNBF shares was publicly disclosed again and again in 13D amendments filed on February 1, 2019, February 28, 2019, April 4, 2019, April 9, 2019 and April 11, 2019. In addition, Exhibit C attached hereto contains additional evidence of record ownership of a portion of the shares beneficially owned by CT Opportunity. It should be obvious that CT Opportunity is a “shareholder” of DNBF entitled to inspect DNBF’s books and records, and we therefore expect to promptly be granted access to the materials requested in this demand letter.

1

Section 1508 Demand for Corporate Books and Records

Pursuant to Section 1508 of the BCL, CT Opportunity demands that it and its attorneys, representatives and agents be given, during usual business hours, the opportunity to inspect the following books and records of DNBF, and to make copies of each of the foregoing:

Corporate Books and Records

1.	All minutes of meetings and written consents of DNBF’s board of directors (the “Board”) or any committee thereof relating to the purported “Change of Control Payment” made to Vincent Liuzzi pursuant to the Separation Agreement and General Release, dated as of May 23, 2018, between Mr. Liuzzi and DNBF (the “Liuzzi Separation Agreement”), and all related written or electronic materials provided to or received by the Board, including, without limitation:

a.	All materials provided to any Board or committee members in connection with any such meetings and all records of any negotiations conducted by or on behalf of the Board or committee with Mr. Liuzzi in connection with the Liuzzi Separation Agreement;

b.	All opinions or analyses received by the Board or any committee thereof from legal advisors and other professionals concerning whether a “Change of Control” (as defined in that Change of Control Agreement, dated as of July 23, 2014, by and among DNBF, and Vincent Liuzzi) had occurred prior to the date of the termination of Mr. Liuzzi ‘s employment with DNBF (the “Purported Change of Control”);

c.	All records reflecting the analysis, if any, conducted by the Board and/or any committee thereof related to the Liuzzi Separation Agreement and the Purported Change of Control, as well as any facts and circumstances relied upon by DNBF in deciding whether the Purported Change of Control had occurred;

d.	All written communications between DNBF and Mr. Liuzzi related to the Liuzzi Separation Agreement and the Purported Change of Control, and all board materials evidencing any oral communications between them; and

e.	All materials provided to any Board or committee members in connection with, and all minutes of meetings of the Board or any committee thereof that include a discussion of, CT Opportunity’s public call that DNBF form a special committee to investigate the payment to Mr. Liuzzi and DNBF’s decision to ignore CT Opportunity.

2

2.	All minutes of meetings and written consents of the Board or any committee thereof relating to DNBF s consideration (or decision not to consider) strategic alternatives, including a merger, sale or other business combination involving DNBF, and all related written or electronic materials provided to or received by the Board, including, without limitation:

a.	All materials provided to any Board or committee members in connection with any such meetings and all records of any discussion or analysis of DNBF s valuation by the Board, including any comparison of the potential value of DNBF common stock in a merger, sale or other business combination compared to the prices at which DNBF common stock might trade were DNBF to remain independent;

b.	All reports, analyses, presentations and similar materials prepared for the Board or any committee thereof by DNBF management, investment bankers or other advisors or agents prior to or after January 17, 2019 addressing DNBF’s valuation and share price in a merger, sale or other business combination (as well as any such reports, analyses, presentations or similar materials comparing those prices to the prices at which DNBF common stock might trade were DNBF to remain independent);

c.	All reports, opinions, analyses, presentations and similar materials prepared for the Board or any committee thereof by DNBF management, investment bankers or other advisors expressing a view as to, or weighing the considerations of, whether DNBF should pursue a merger, sale or other business combination as opposed to remaining independent, including all letters from advisors expressing the view that DNBF was “earning its independence” or any similar sentiment;

d.	All materials, if any, provided to or approved by the Board or any committee thereof for use with other financial institutions or their advisors to gauge such institutions’ interest in merging with, acquiring or combining with DNBF;

e.	Any and all written indications of interest and summaries of oral indications of interest, bids, term sheets, letters of intent or similar offers (whether or not binding, the “Indications”) examined by the Board or any committee thereof made by third party financial institutions to merge with, acquire or combine with DNBF;

f.	All minutes of meetings of the Board or any committee thereof at which any Indications were discussed, and all documents or other materials presented to the Board or any committee thereof at such meetings relating to any Indications;

g.	All minutes of meetings and written consents of the Board or any committee thereof relating to the engagement of Stradley Ronon Stevens & Young, LLP in connection with the foregoing matters and counsel’s qualifications and experience advising on similar matters for other financial institutions; and

h.	All materials provided to any Board or committee members in connection with, and all minutes of meetings of the Board or any committee thereof that include a discussion of, CT Opportunity’s public call for DNBF to explore strategic alternatives, including discussion of the Board’s public and private responses to CT Opportunity.

3

Stocklist Materials

3.	The most recent complete record or list of the shareholders of record of DNBF, certified by its transfer agent, showing the name and address of each stockholder and the number of shares of stock registered in the name of each stockholder.

4.	All information in DNBF’s possession or control, or which can reasonably be obtained from nominees of any central certificate depository system or from banks, brokers or dealers concerning the number and identity of the actual beneficial owners of DNBF’s stock including, but not limited to, all “CEDE breakdowns” and omnibus proxies from such entities.

5.	All information in, or which comes into, the possession or control of the Company, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or other nominees concerning the names, address and number shares of the non-objecting beneficial owners and consenting beneficial owners of the stock of the Company.

Additional Materials

CT Opportunity also demands the right to make copies or extracts from the foregoing.

CT Opportunity further demands the right to inspect all information referred to in this letter that is within the legal possession, custody or control of DNBF, including, but not limited to, such information that is within the possession, custody or control of DNBF’s subsidiaries or DNBF’s outside legal counsel, accountants, auditors, financial advisors and other agents, representatives and advisors.

CT Opportunity demands that all modifications, additions or deletions to any and all information referred to above be immediately furnished to CT Opportunity as such modifications, additions or deletions become available to DNFB or its agents, representatives or advisors.

All of the foregoing requested items constitute part of CT Opportunity’s books and records as set forth in Section 1508(b) of the BCL.

Purpose of this Demand for Corporate Books and Records

Overall Purpose. The purpose of this demand is to allow CT Opportunity to investigate the actions of DNBF senior management and the Board regarding excessive and wasteful senior management compensation for Mr. Liuzzi and the Board’s failure to evaluate its strategic alternatives. The Board appears to have received such egregiously bad advice from DNBF management and the Board’s financial and legal advisors that the Board’s reliance on such advisors was unreasonable and unwarranted. CT Opportunity regards the Board’s failure to evaluate strategic alternatives to constitute mismanagement, at the very least, and very likely a breach of the Board’s duty of care, and the Board’s decision to pay Mr. Liuzzi a “Change of Control” payment when no change of control of DNBF actually occurred appears to be inexplicable. As a result, CT Opportunity is seeking to inspect DNBF’s books and records to determine whether any such mismanagement or breaches occurred.

4

We remind you that under Section 1508(b), stockholders need only show that the purpose of their books and records demand is “reasonably related to such person’s interest as a shareholder.” As a significant shareholder of DNBF, CT Opportunity has a strong economic interest in making sure that the Board is effectively supervising DNBF with an eye towards maximizing the long-term value of DNBF’s franchise for all shareholders. As professional investor that invest in other publicly traded institutions, the managers and members of CT Opportunity also have a strong interest in ensuring that publicly traded companies do not make inexplicable severance payments and that they undertake thoughtful and effective strategic planning processes.

Liuzzi Payment. CT Opportunity has publicly expressed for several months its concerns, as a shareholder of DNBF, that there appeared to be no justifiable reason for paying $433,519 to Mr. Liuzzi when he departed DNBF. As a shareholder, CT Opportunity has an interest in making sure that the Board does not pay departing executives amounts they are not entitled to, and that DNBF truthfully and accurately discloses executive compensation decisions. DNBF has characterized the payment as a contractually required “Change of Control” payment even though a change of control of DNBF did not, in CT Opportunity’s understanding, occur. It is unusual, to say the least, for a company to inform its shareholders that a payment to a departing executive is contractually required when it does not, in fact, appear to be required. DNBF’s repeated refusal to explain its reasoning or make counsel available to discuss this issue has caused CT Opportunity to become concerned, as a shareholder, that the Board is (x) misleading DNBF shareholders, (y) setting the stage for excessive payments to other members of management if and when they depart DNBF and/or (z) so poorly advised on the legal and contractual issues involved that the Board is not exercising its duty of care.

Failure to Explore Strategic Alternatives. CT Opportunity’s demand to inspect books and records related to DNBF’s valuation and failure to explore strategic alternatives is also “reasonably related to [CT Opportunity’s] interest as a shareholder.” Pennsylvania courts have repeatedly concluded that shareholders may inspect corporate records to determine the proper value of their stock. See, for example, Friedman v. Altoona Pipe & Steel Supply Co., 460 F.2d 1212, 1213 (3d Cir. 1972); Taylor v. Eden Cemetery Co., 10 A.2d 573, 575-76 (Pa.1940); see also Ackerman, 2046 MDA 2015 at *8. CT Opportunity believes that DNBF shares could be worth significantly more in a merger, sale or business combination than the prices at which DNBF is reasonably likely to trade at in the future if DNBF remains independent. As a shareholder, CT Opportunity has an interest in reviewing any valuations, analyses or reports prepared for the Board, as well as advice and opinions of third-party advisors as to the potential value of DNBF shares. Likewise, CT Opportunity has an interest as a shareholder in learning whether the Board is soliciting third-party indications of interest to merge with, acquire or combine with DNBF and the valuation metrics contained in those indications of interest.

The Board has also informed CT Opportunity that Board members regularly receive valuation analyses from investment banking firms indicating that the stand alone value of DNBF was at least as great as the values that might be obtained in a merger, sale or other business combination. CT Opportunity is concerned that such analyses may be flawed and/or biased, and that the Board’s reliance on flawed advice is unwarranted, unreasonable and possibly a breach of the Board’s duty of care. CT Opportunity’s principals are experienced financial advisors and expect to be able to review the analyses referenced by the Board and subject them to a full review that would benefit all stockholders.

5

2019 Annual Meeting. DNBF did not respond to CT Opportunity’s public and private concerns before the 2019 Annual Meeting, and it has continued to stay silent after the After Meeting even though one third of the shares eligible to vote for election of directors to the DNBF Board were withheld. This is a massive increase in WITHHOLD votes from last year’s annual DNBF shareholder meeting, when less than 1% of the shares eligible to vote were withheld. CT Opportunity’s public solicitation materials made available on EDGAR before the 2019 Annual Meeting highlighted for other shareholders that DNBF denied the initial books and records request and made the case that this denial was not in the best interests of shareholders. CT Opportunity believes that the significant increase in the WITHHOLD vote compared to last year is strong evidence that other shareholders have the same concerns as CT Opportunity, and that other shareholders support CT Opportunity’s request for shareholder inspection of books and records of DNBF to address those concerns.

Scope of CT Opportunity’s Request. We remind you that under Section 1508 of the BCL and judicial interpretations of that section, stockholders are entitled to corporate records that are relevant to the demand, even if they are not specifically identified in Section 1508(b). See, for example, Zerbey v. J.H. Zerbey Newspapers, Inc., 560 A.2d 191, 198–99 (Pa. Super. 1989); Ackerman v. Kasual Computing, Inc., 2046 MDA 2015, *7 (Pa. Super. Ct. 2016). The materials set forth in this revised demand have been carefully limited to those records CT Opportunity believes are necessary to investigate wrongdoing and potential breaches of fiduciary duty in connection with the purported “Change of Control” payment to Mr. Liuzzi and the Board’s failure to apply a the reasonable inquiry, skill and diligence CT Opportunity believes is necessary to evaluate DNBF’s strategic alternatives, including a merger, sale or other business combination.

Purpose of this Demand for Stocklist Materials

CT Opportunity demands that it be given the ability to inspect the stocklist materials described in paragraphs 3 through 5 above so that CT Opportunity can, if it so elects, share its views with other shareholders. The DNBF Letter summarily rejected this part of CT Opportunity’s initial demand by claiming that CT Opportunity did not state a proper purpose. However, under Section 1508(c) of the BCL, “the burden of proof shall be upon the corporation to establish that the inspection [of stocklist materials] is for an improper purpose.” Your letter did not provide any proof that CT Opportunity’s purpose in seeking stocklist materials was improper. Accordingly, CT Opportunity is entitled to inspect the requested materials.

6

Additional Matters

While it has no current plans or proposals to take any additional actions with respect to DNBF, depending on what is discovered in the documents, CT Opportunity might:

(1)	file an appropriate court action (including a derivative claim) challenging any or all of the Board s decision to pay Mr. Liuzzi a Change of Control payment, the Board s disclosures related to such payment and the Board s disclosure (or lack of) and failure to conduct an examination of strategic alternatives;

(2)	with appropriate approvals, share information contained in the documents with other stockholders;

(3)	publicly share CT Opportunity’s views regarding the Board and DNBF’s current performance with other stockholders, and vote against the reelection of some or all of the Board; and/or

(4)	take such other actions that is appropriate under the circumstances.

CT Opportunity wants to ensure that DNBF is not harmed in this process and therefore will agree to enter into an appropriate confidentiality agreement regarding the documents CT Opportunity inspects, so long as such agreement contains a provision allowing a third party to order that CT Opportunity may make public documents that are not truly confidential, or that contain information that may be material to DNBF stockholders. CT Opportunity is also willing to discuss and refine in good faith the categories of documents sought.

* * *

7

Please have your counsel advise me where and when the books, records and other documents described in this demand will be available for inspection and copying. I can be reached at Kluk Farber Law, 166 Mercer Street, Suite 6B, New York, NY 10012 (e-mail: eitan@klukfarber.com.).

Very truly yours,

/s/ Eitan Honig

Eitan Hoenig

cc: J. Abbott R. Cooper (by email) John B. Thompson II (by email)

8

Exhibit A

VERIFICATION AND POWER OF ATTORNEY

KNOW ALL MEN that each of the undersigned does hereby make constitute and appoint: Eitan S. Hoenig and Kluk Farber Law; and their respective partners, associates, employees and any other persons designated by any of them, their true and lawful attorneys-in-fact and agents for them in their names, places and steads giving and granting unto said attorneys and agents full power and authority to act on their behalf, as stockholders of DNB Financial Corporation, to seek the production, and to engage in the inspection and copying, of records and documents of every kind and description.

Each of the undersigned reserves all rights on its part to do any act which said attorneys hereby are authorized to do or perform. This Power of Attorney may be terminated by each of the undersigned or said attorneys by written notice to the other.

CT OPPORTUNITY PARTNERS I LP

By: CT Opportunity Management LLC, its general partner

By: /s/ J. Abbott R. Cooper

Name: J. Abbott R. Cooper

Title: President

CT OPPORTUNITY MANAGEMENT LLC

By: /s/ J. Abbott R. Cooper

Name: J. Abbott R. Cooper

Title: President

DRIVER MANAGEMENT LLC

By: /s/ J. Abbott R. Cooper

Name: J. Abbott R. Cooper

Title: Manager

By: /s/ J. Abbott R. Cooper

Name: J. Abbott R. Cooper

SWORN TO AND SUBSCRIBED

before me this 17thday of April, 2019

/s/ Marguerite Finn

Notary Public

Marguerite Finn

Notary Public, State of New York

No. 01FI4692548

Qualified in Kings County

Commission Expires 4/30/19

_________________________________

9

VERIFICATION AND POWER OF ATTORNEY

KNOW ALL MEN that each of the undersigned does hereby make constitute and appoint: Eitan S. Hoenig and Kluk Farber Law; and their respective partners, associates, employees and any other persons designated by any of them, their true and lawful attorneys-in-fact and agents for them in their names, places and steads giving and granting unto said attorneys and agents full power and authority to act on their behalf, as stockholders of DNB Financial Corporation, to seek the production, and to engage in the inspection and copying, of records and documents of every kind and description.

Each of the undersigned reserves all rights on its part to do any act which said attorneys hereby are authorized to do or perform. This Power of Attorney may be terminated by each of the undersigned or said attorneys by written notice to the other.

By:	/s/ John B.Thompson II
Name:	John B. Thompson II

SWORN TO AND SUBSCRIBED
before me this 16 day of April, 2019

/s/ Victoria A. Huber
Victoria A. Huber

Notary Public – State of Florida

Commission # GG 017167

My Commission Expires Aug 1, 2020

10

Exhibit B

Entity	Beneficial Ownership

CT Opportunities I LP	256,945

Driver Management LLC	23,000

J. Abbott R. Cooper	279,945

John B. Thompson II	256,945

11

Exhibit C

[omitted]

12